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EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Zamba Corporation:

        We consent to the use of our report dated January 22, 2003, except as to note 10, which is as of January 27, 2003, notes 2,9,11 and 18, which are as of February 19, 2003, and note 17, which is as of March 13, 2003, with respect to the consolidated balance sheets of Zamba Corporation as of December 31, 2002 and 2001, the related consolidated statements of operations, cash flows, and stockholders' equity (deficit) for each of the years in the three-year period ended December 31, 2002, and the related financial statement schedule, incorporated by reference herein.

/s/ KPMG LLP

Minneapolis, Minnesota

July 31, 2003

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INDEPENDENT AUDITORS' CONSENT